SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 12th, 2007

Date of Earliest Event Reported: March 22, 2007
Shanghai Yutong Pharma, Inc.
(Exact Name of Registrant as Specified in its Charter)

(Former Name of Registrant)

Deleware
(State of Organization)

 11-36816111
(I.R.S. Employer Identification No.)

No. 2020 Huqingping Rd.
Qingpu District
Shanghai, 201702
China
Address of Principal Executive Offices

Registrants Telephone Number (including area code): (951) 413-1085

Shanghai Yutong Pharma, Inc.

Report on Form 8-K
Item 4.01 Change in Registrant's Certifying Accountant

Effective March 22, 2007 the Company accepted the resignation of  Michael Pollack CPA, ("Pollack") as Company’s independent certified public accountants. Pollack audited the Company's financial statements for the fiscal years ended December 31, 2004 and 2005. The reports of Pollack for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and were not qualified or modified as to audit scope or accounting principles. However, the reports of Pollack for these fiscal years included an explanatory paragraph describing the uncertainty as to the Company's ability to continue as a going concern.

During the Company's two most recent fiscal years and subsequent interim period ended September 30, 2006 there were no disagreements with Pollack on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

Effective March 30, 2007, the Company engaged Sherb and Company ("Sherb") as the Company's independent registered public accounting firm.

Sherb did not provide the Company with advice regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, that was an important factor considered by the Company in reaching a decision as to an accounting, auditing or financial reporting issue. During the two most recent fiscal years and subsequent interim period ended September 30th, 2006 the Company did not consult with Sherb any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

The Company has authorized Pollack to discuss any matter relating to the Company and its operations with Sherb.

The change in the Company's independent registered public accountants was recommended and approved by the directors of the Company. The Company does not have an audit committee.

Sherb has reviewed the disclosures contained in this 8-K report. The Company has advised Sherb that it has the opportunity to furnish the Company with a letter addressed to the Securities and Exchange Commission concerning any new information, clarifying the Company's disclosures herein, or stating any reason why Mr. Pollack does not agree with any statements made by the Company in this report. Mr. Pollack has advised the Company that nothing has come to its attention which would cause it to believe that any such letter was necessary.

Item 9.01 Financial Statements and Exhibits

9(d) Exhibits

16. Letter from the Company’s former Independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be singed on its behalf by the undersigned hereunto duly authorized.

Shanghai Yutong Pharma, Inc.
By: /S/ Lu Jiang an Lu Jiang an President Date: April 12, 2007